EXHIBIT 99.2

N E W S    R E L E A S E

FOR IMMEDIATE RELEASE

Media Contacts:

D. Ashley Lee
Executive Vice President, Chief Financial Officer and
Chief Operating Officer
Phone: 770-419-3355

Nina Devlin
Edelman
Phone: 212-704-8145

CryoLife Sends Letter to Medafor, Inc. Shareholders

ATLANTA, GA (February 9, 2010) -- CryoLife, Inc. (NYSE: CRY), an implantable biological medical device and cardiovascular tissue processing company, announced today that it has sent the following letter to Medafor shareholders.

Important Information for Medafor Shareholders

February 9, 2010

Dear Fellow Medafor Shareholder:

As you have read in our press release dated February 2, 2010, CryoLife now owns approximately 11 percent of Medafor (“the Company”).  As a result, CryoLife has acquired additional shareholder rights, including the right to call a special meeting of Medafor shareholders.  We did receive a letter from Medafor’s board on January 22, 2010 indicating that Medafor’s board is giving serious consideration to our proposal to acquire the outstanding shares of Medafor for $2.00 per share in cash and stock.  We at CryoLife remain committed to engaging with Medafor in good faith negotiations about this proposal in order to help maximize value for all shareholders.  However, it has been over two weeks since Medafor’s board last communicated with us and almost four weeks since we sent our first letter to the Company.  Therefore, we sent another letter to Medafor’s board on February 5, 2010, copied below, asking them to articulate their process and timing in response to our letters.

We believe our initial proposal to Medafor is compelling.  We look forward to engaging Medafor’s board to fully discuss the complete set of opportunities that exist for both companies as a combined entity.  We are disappointed that Medafor’s board has not yet contacted us to explore this opportunity in earnest.  We find the continued delay on the part of Medafor to be harmful to Medafor shareholders and, as Medafor’s largest shareholder, we are prepared to take action on behalf of all shareholders to ensure that the board upholds its fiduciary responsibilities.

Medafor Today

CryoLife’s goal is to acquire Medafor in order to maximize the potential of its hemostatic technology and the related products, such as HemoStase.  Medafor is facing significant capital constraints that are restricting its ability to invest in its technology and products and adequately maximize their market rollout.  The Company has been trying to raise funds for the last two years in order to meet basic corporate needs such as working capital, but has to our understanding largely been unable to do so.  Furthermore, Medafor received a going concern letter from its auditors at KPMG on September 11, 2009, as a part of Medafor’s 2008 financial audit.  Going concern qualifications in financial audits are issued by accounting firms when there are substantial doubts that a company will have the financial resources to remain in business over the next 12 months.  Common stock shareholders could lose their entire investment in Medafor should the Company ultimately fail to raise necessary funding and file for bankruptcy.

Medafor’s capital constraints have forced the Company to repeatedly issue new shares in order to raise capital.  The Company has also issued new shares, in lieu of cash, to compensate consultants and employees.  This has resulted in a continual dilution of shareholders, with common shares issued almost tripling from approximately 7.7 million shares outstanding in 2005 to 20.9 million in 2009, along with additional warrants.  Put another way, holding all other factors constant, a share of Medafor common stock that was worth $2.00 in 2005 would be worth $.73 today, due to the dilution caused by the additional 13.2 million shares management has issued.  Any additional sales of common stock by Medafor will further dilute shareholders and may reduce the value per share of Medafor stock.

In addition, we believe that Medafor has also failed to provide adequate IP protection for its hemostatic technology.  Arista’s main patent is patent protected only in the U.S., Germany and France.  As a result, at least one competitor with prior affiliation to Medafor has been able to launch and commercialize a competing product in Europe and other international markets, negatively impacting CryoLife’s and Medafor’s sales.  CryoLife has repeatedly asked Medafor management to take action to defend its IP and our investment.  Medafor’s inability to adequately protect its IP hinders its growth potential and adversely impacts the Company’s value for its shareholders and commercial partners.

CryoLife – a Better Way Forward

CryoLife has the resources, expertise and financial strength to maximize the potential of Medafor’s hemostatic technology and related products for the benefit of shareholders and patients.  In addition to cash, our current proposal offers a stock component that will allow Medafor shareholders to take part in CryoLife’s future successes.

We have a proven and experienced management team (see the enclosed booklet) that has brought several products to market, across multiple product lines, including BioGlue, a leading global surgical adhesive.  Our management team has over 150 years combined experience in the medical device and related industries, and are absolutely committed to our business.  They have the skills necessary to maximize the potential of Medafor’s underlying technology, including manufacturing, product marketing and FDA label expansion experience.

CryoLife has a 50-person strong direct sales force that has helped our products achieve market dominant positions.  With this team, CryoLife has become one of the worldwide leaders in sealants and vascular and cardiac allografts.  Our direct sales force operates in the U.S., UK and Germany and we have sales representatives in over 70 countries.  Combined with our access to world class cardiac and vascular surgery centers across the U.S. and our relationships with over 1,000 cardiac and vascular surgeons, we are confident our sales force and distribution network would maximize Medafor’s hemostatic technology for all shareholders.

Our strong track record is evidenced in our success as Medafor’s largest distributor.  We increased HemoStase’s sales from $1.5 million in 2008 to $6.0 million in 2009, demonstrating quarterly sequential revenue growth in each quarter that we have sold the product.

In addition, CryoLife’s strong cash and liquidity position allows us to make significant investments in R&D, marketing, product rollouts and the protection of our IP.  Presently we have cash balances in excess of $34 million plus availability under our line of credit of $14.5 million.  In 2009 alone, we invested $24.8 million in R&D and marketing.  If we are successful in acquiring Medafor, we plan to invest a significant amount of capital in further developing and marketing their hemostatic technology and related products like HemoStase.

Summary

We hope that the Medafor board will engage with us in discussions over the details of our proposal in a timely manner.  We encourage Medafor shareholders to continue to voice your opinions to Medafor’s management and the board and learn more about CryoLife and our successful history of growth by visiting www.cryolife.com and www.cryolife.com/medaforoffer.

Ultimately, our proposal is about creating value for all Medafor shareholders and ensuring that more doctors and patients have access to their hemostatic technology and the related products. A combination of CryoLife and Medafor would create a dynamic company poised for significant additional growth, and we would like you to consider being a part of our future success.  I look forward to communicating with you again in the near future.

             Sincerely,

             Steven G. Anderson
             Founder, CEO and President

Letter to Medafor Board of Directors dated February 5, 2010:

February 5, 2010

VIA FEDEX
Michael F. Pasquale, Chairman of the Board
Medafor, Inc.

Dear Michael,

Thank you for your response, which we received on January 22, 2010.  We are encouraged by your statement that you are giving consideration to our proposal to acquire all of the outstanding shares of Medafor's common stock.  We and our advisors are prepared to meet with you and your advisors to answer any questions you may have about our offer and to discuss your perspective on Medafor’s valuation.  To that end, we would appreciate greater detail on the board's timing and process for considering our proposal and entering into direct discussions with us.  A timely response is appreciated as it has been approximately two weeks since your last communication and three weeks since we submitted our proposal.

We urge you to enter into discussions with us in a timely manner as delaying negotiations with us simply delays the creation of value for your shareholders.  We believe that CryoLife's resources and financial strength will maximize the potential of Medafor and its hemostatic technology for the benefit of patients and shareholders.

Although we prefer to work with you and your advisors to negotiate a mutually agreeable transaction, in the event that you continue to delay or refuse to meet with us, we will be forced to consider all our options.  This includes exercising our right to call a special shareholders meeting as provided for under your bylaws.

We are prepared to commit all the resources necessary to complete a transaction expeditiously.  We believe that a combination of CryoLife and Medafor makes strategic and financial sense for the shareholders of both companies and we hope you will work with us in a productive manner.

I look forward to receiving your response with an update on the board's process and timing as soon as possible, as well as the contact details for your advisors.  We believe that your other shareholders would welcome this information as well.

                                Very truly yours,

                                Steven G. Anderson
                                President, CEO and Chairman of the Board

cc:           Board of Directors of Medafor
Gary J. Shope

IMPORTANT
This letter is provided for informational purposes only and is not an offer to purchase nor a solicitation of offers to sell shares of Medafor or CryoLife.  Subject to future developments, CryoLife may file a registration statement and/or tender offer documents and/or proxy statement with the SEC in connection with the proposed combination of the two companies.  Shareholders should read those filings, and any other filings made by CryoLife with the SEC in connection with the combination, as they will contain important information.  Those documents, if and when filed, as well as CryoLife’s other public filings with the SEC, may be obtained without charge at the SEC’s website at www.sec.gov and at CryoLife’s website at www.cryolife.com.

About CryoLife, Inc.

Founded in 1984, CryoLife, Inc. is a leader in the processing and distribution of implantable living human tissues for use in cardiac and vascular surgeries throughout the U.S. and Canada.  The Company's CryoValve® SG pulmonary heart valve, processed using CryoLife's proprietary SynerGraft® technology, has FDA 510(k) clearance for the replacement of diseased, damaged, malformed, or malfunctioning native or prosthetic pulmonary valves.  The Company’s CryoPatch® SG pulmonary cardiac patch has FDA 510(k) clearance for the repair or reconstruction of the right ventricular outflow tract (RVOT), which is a surgery commonly performed in children with congenital heart defects, such as Tetralogy of Fallot, Truncus Arteriosus, and Pulmonary Atresia.  CryoPatch SG is distributed in three anatomic configurations: pulmonary hemi-artery, pulmonary trunk, and pulmonary branch.  The Company's BioGlue® Surgical Adhesive is FDA approved as an adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels.  BioGlue is also CE marked in the European Community and approved in Canada and Australia for use in soft tissue repair.  The Company's BioFoam® Surgical Matrix is CE marked in the European Community for use as an adjunct in the sealing of abdominal parenchymal tissues (liver and spleen) when cessation of bleeding by ligature or other conventional methods is ineffective or impractical.  BIOGLUE Aesthetic™ Medical Adhesive is CE marked in the European Community for periosteal fixation following endoscopic browplasty (brow lift) in reconstructive plastic surgery and is distributed by a third party for this indication.  CryoLife distributes HemoStase®, a hemostatic agent, in much of the U.S. for use in cardiac and vascular surgery and in many international markets for cardiac, vascular, and general surgery, subject to certain exclusions.

For additional information about the company, visit CryoLife’s Web site:
 www.cryolife.com.

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